Exhibit 99.1

News Release

ON Semiconductor Completes a Private Exchange for $60 Million of its

2.625 Percent Convertible Senior Subordinated Notes Due 2026

PHOENIX, Ariz. – March 22, 2013 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it has successfully completed a privately negotiated exchange of $60 million aggregate principal amount of its 2.625 percent Convertible Senior Subordinated Notes due in 2026 (“Old Notes”) with an institutional holder. The holder received $58.5 million principal amount of the company’s 2.625 percent Convertible Senior Subordinated Notes due in 2026, Series B (“Series B Notes”).

Terms of the Exchange

Pursuant to the terms of the privately negotiated exchange and related Exchange Agreement, the holder exchanged on a basis of $975 principal amount of Series B Notes for each $1,000 principal amount of the Old Notes. As a result, the holder received $58.5 million principal amount of Series B Notes, plus accrued and unpaid interest on the Old Notes, in exchange for $60 million principal amount of Old Notes. The Series B Notes form part of the same series with the company’s outstanding 2.625 percent Convertible Senior Subordinated Notes due in 2026, Series B. The Series B Notes have substantially the same terms as the Old Notes, other than as summarized in the remainder of this paragraph. The holders of the Series B Notes may require the company to repurchase the notes (without regard to the occurrence of certain specified events) on December 15, 2016, versus December 15, 2013, under the Old Notes. The company has the right to redeem the Series B Notes at its option beginning on December 20, 2016, versus December 20, 2013, under the Old Notes. The first date upon which the Series B Notes become convertible (without regard to the occurrence of certain specified events) is on June 15, 2016, versus June 15, 2013, under the Old Notes. In addition under the Series B Notes, the number of additional shares that may be issuable upon conversion in connection with specified fundamental changes has been revised based on the closing price of the company’s common stock of $8.04 per share on December 2, 2011 (the original trade date of the 2.625 percent Convertible Senior Subordinated Notes due in 2026, Series B issued in December 2011). With the closing of the current exchange transaction, the principal amount of the company’s 2.625 percent Convertible Senior Subordinated Notes due in 2026, outstanding is approximately $73 million.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is driving innovation in energy efficient electronics, empowering design engineers to reduce global energy use. The company offers a comprehensive portfolio of energy efficient power and signal management, logic, discrete and custom solutions to help customers solve their unique design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power supply applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing

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ON Semiconductor Completes a Private Exchange for $60 Million of its 2.625 Percent Convertible Senior

Subordinated Notes Due 2026

facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Anne Spitza	Parag Agarwal
Corporate Communications / Media Relations	Senior Director Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-6398	(602) 244-3437
Anne.Spitza@onsemi.com	Parag.Agarwal@onsemi.com

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